EXHIBIT 10.13


                           CONSULTING AGREEMENT

     CONSULTING AGREEMENT dated as of this 18th day of February, 1999 between MICRONETICS WIRELESS, Inc., a Delaware corporation, (hereinafter called the "Company") with offices at 26 Hampshire Drive, Hudson, NH 03051, and VECTRONICS MICROWAVE CORPORATION with a mailing address at 8 Symor Drive, Convent Station, NJ 07960 (hereinafter called "Vectronics") for the services of JOHN G. VOGLER (hereinafter referred to as the "Consultant").

                            W I T N E S S E T H

     WHEREAS, the Company manufactures and markets microwave
products; and
     WHEREAS, the Company and the Vectronics desire to enter into an agreement to memorialize their understandings with regard to the utilization of the Consultant's services by the Company.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:
     1.   Consultancy Term.   The Company hereby agrees to engage
Vectronics and Vectronics agrees to furnish to the Company the services of the Consultant to consult with the Company on the terms and conditions set forth below for a term commencing on the date hereof (the "Commencement Date"), and terminating two years from the date hereof unless sooner terminated as herein provided in
Article 9 (such term of this Agreement is herein referred to as the
"Term").
     2.  Duties.    Subject to the authority, control and direction
of the Board of Directors of the Company, the Consultant will perform such duties and services commensurate with his position as a Senior Engineer for the Company, including such duties as may from time to time be assigned to him by David Robbins, Richard S. Kalin and the Board of Directors.
     3. Time Requirements. The Consultant agrees that during the first year of the Term he will devote at least four days per week to the business affairs of the Company, and during the second year of the Term he will devote at least three days per week to the business affairs of the Company. These services may be rendered by the Consultant at a location chosen by the Consultant provided the Consultant is available to communicate with the Company and the Consultant agrees to travel to the offices of the Company from time-to-time in a manner mutually acceptable between the Company and the Consultant. During the Term, the Consultant will not, without the prior permission of the Board of Directors of the Company, engage in any other business enterprise or enterprises which require more than a nominal amount of the Consultant's business time or attention. The foregoing shall not prevent the purchase or ownership by the Consultant of investments or securities of publicly-held companies representing less than 2% of any such companies or 47.5% of Vectronics Microwave Corporation and any other business which is not competitive and does not have any business relations with the Company or any subsidiary of the Company, provided the time or attention devoted by the Consultant to such activities does not interfere with the performance of his duties hereunder.
     4. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Consultant hereunder, the Company agrees to pay, and Vectronics agrees to accept, the amounts set forth below:
          (a) As a base compensation during the Term the Consultant
shall be paid at a rate of         per month plus all business
related expenses (the "Base Compensation"), payable at such regular times and intervals at least monthly.
          (b)  As contingent compensation, the Consultant shall be
paid at a rate of   % of revenues from sales to existing customers
of Vectronics as of the Commencement Date of current products and designs of Vectronics over $600,000 per year for/each year of the Term, which products and designs are as more fully described on Schedule A attached hereto. Any sums due hereunder will be paid within 30 days after the end of each fiscal quarter of the Company.
          (c) As additional compensation, the Company shall grant to the Consultant a three year stock option pursuant to the
Company's Incentive Stock Option Plan for         shares of the
Company's Common Stock exercisable at the fair market value on the date hereof.
     5.   Death.    In the event of the death of the Consultant
during the Term, the consultantcy of the Consultant hereunder shall terminate and come to an end on the last day of the month following the death of the Consultant. Notwithstanding the foregoing, Vectronics shall be entitled to receive, and the Company agrees to pay, the Base Compensation through the end of the Term.
     6.   Disability.    In the event that the Consultant shall,
because of illness or incapacity, physical or mental, be unable to perform the duties and services to be performed by him hereunder for a consecutive period of six months, or nine months during any twelve month period, the Company may terminate the consultantcy of the Consultant hereunder after the expiration of such period. The Consultant shall be entitled to receive and the Company agrees to pay, the Base Compensation through the end of the Term.
     7. Administration; Expenses. The Consultant shall report to Richard S. Kalin, David Robbins (and the Board of Directors of the Company), or to a person designated by the Board of Directors, at such intervals as may be determined from time to time. The primary person the Consultant shall report to is David Robbins. The Consultant shall be reimbursed by the Company for all expenses reasonably incurred by him on behalf of the Company in accordance with the Company's standard policies with respect thereto.
     8.   Restrictive Covenants.
          8.1 Inventions. Any program, discovery, process, design, invention or improvement which the Consultant makes or develops during his consultantcy by the Company, whether or not during regular working hours or in connection with the Company's business or research activities as then conducted or contemplated, shall belong to the Company and shall be promptly disclosed to the Company. During the Term and for a period of two years thereafter, the Consultant shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take such other action as the Company may request to carry out the provisions of this Section 8.1, including without limitation, filing, at the Company's expense, patent applications for anything covered by this
Section 8.1 and the prompt assignment of the same to the Company.
          8.2 Covenant Not to Compete. The Consultant covenants and agrees that for a period of two years from the date hereof, he shall not directly or indirectly compete with the Company in the microwave control components marketplace or in any other business in which the Company may at such time be engaged, nor induce any person associated with or employed by the Company or any subsidiary of the Company, to leave the employ of or terminate his association with the Company, or any subsidiary of the Company, or solicit the consultant of any such person on his own behalf or on behalf of any other business enterprise.
          8.3 Nondisclosure. The Consultant covenants and agrees for a period of two years following the Term, he will not, directly or indirectly, during or after the term of consultantcy disclose to any person not authorized by the Company to receive or use such information, except for the sole benefit of the Company, any of the Company's confidential or proprietary data, information, designs, styles, or techniques, including customer lists. Notwithstanding the foregoing, this applies solely to information that is not generally known to anyone other than the Company, its Board of Directors or its employees.
          8.4 If any term of this Article 8 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.
          8.5 In the event that the Consultant shall violate any provision of this Agreement (including but not limited to the provisions of this Article 8) the Consultant hereby consents to the granting of a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating any provision of this Agreement. In any proceeding for an injunction, the Consultant agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against the Consultant. The Consultant further agrees that the Company will not have an adequate remedy at law in the event of any breach by Consultant hereunder and that the Company will suffer irreparable damage and injury if the Consultant breaches any of the provisions of this Agreement.
     9. Termination for Cause. The Company may terminate this Consulting Agreement without liability (other than for payments accrued to the date of termination) "for cause". The term "for cause" shall, for the purposes of this Agreement, mean (i) a material breach by Vectronics or the Consultant of the provisions of this Agreement, (ii) the commission by Vectronics or the Consultant of a fraud against the Company or the conviction of the Consultant for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime, (iii) the knowing possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages which impairs the Consultant's ability to perform his duties hereunder, or (iv) being under the influence of such drugs, substances or alcohol during the Consultant's hours of Consultancy. In the event of such termination for cause, the Consultant shall be entitled to receive his base salary up to the date of such termination.
     10.  No Impediments.     Vectronics and the Consultant each
warrant and represent that it or he is free to enter into this Agreement and the Consultant is able to perform the services contemplated hereby and that such actions will not constitute a breach of, or default under, any existing agreement.
     11.  No Waiver.     The failure of any of the parties hereto
to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.
     12.  Entire Agreement.   This Agreement constitutes the entire
agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.
     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New Jersey applicable to agreements to be wholly performed therein.
     14.  Binding Effect.     This Agreement shall bind and inure
to the benefit of the parties, their successors and assigns.
     15.  Assignment and Delegation of Duties.    This Agreement
may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement in connection with a sale or transfer of all or substantially all of its assets, a merger or consolidation. This Agreement is in the nature of a personal services contract and the duties imposed hereby are non-delegable.
     16. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.
     17. Notices. Any notice under the provisions of this Agreement shall be given by registered or certified mail, return receipt requested, directed to the addresses set forth above, unless notice of a new address has been sent pursuant to the terms of this paragraph.
     18.  Unenforceability; Severability.    If any provision of
this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.
     19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              MICRONETICS WIRELESS, INC.




                         By:
                              (Authorized Officer)


                              VECTRONICS MICROWAVE CORPORATION




                         By:
                              (Authorized Officer)





                              John G. Vogler















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
                                SCHEDULE A




1.   Existing designs with prior sales.

2.   Modifications of existing designs, such as

     a. Phase shifters and frequency translators - modifications of driver/control circuitry, change of switching speed, reverse bias voltage, addition or omission of clock decoder, internal clock, differential line receiver, number of bits, total phase range.

     b.   Attenuators and Vector Modulators -
     Change in attenuation range, resolution/step size/number of bits, switching speed, control code (binary-BCD)

     c.   Switches -
     Change in switching speed, reverse bias voltage/RF power level, isolation.

     d.   Switched-line phase shifters/Switched delay networks
     Change of bit delay or phase value by scaling, switching speed, resolution, number of bits.

     e.   Any product -
     Optimizing tuning by technician for different RF band within products range. Change of control logic interface, i.e.
     parallel to serial, single to differential TTL, TTL to CMOS, addition of latches/registers, use of RS-232 or IEEE interface.

3. Integration of several existing designs, with or without minor changes into multi-function modules.

4. New products with predictable performance generated by scaling of existing designs or use of proven design methods. Such products may or may not use existing elements, but have a close relationship with existing designs.

5. Any products for which orders are received within 6 months from closing as the result of quotation/proposals submitted prior to closing.